Exhibit 10.1

AMENDMENT TO THE JOURNEY MEDICAL CORPORATION

2015 STOCK PLAN

This Amendment to the Journey Medical Corporation 2015 Stock Plan (the “Plan”), is hereby adopted by Journey Medical Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 17 of the Plan, the Board of Directors (the “Board”) has the right to amend the Plan with respect to certain matters, provided that any material increase in the number of shares available under the Plan shall be subject to stockholder approval; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

1. Section 4 of the Plan is hereby amended in its entirety as follows:

Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value 0.0001 per share, or such shares of the Company’s capital stock into which such class of shares may be converted pursuant to any reorganization, recapitalization, merger, consolidation or the like (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares that may be issued pursuant to the Plan is 10,642,857 shares of Common Stock, subject to adjustment as provided herein. Any such shares may be issued as ISOs, NSOs or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of shares so issued does not exceed such aggregate number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any shares issued pursuant to Stock Rights, the unpurchased shares subject to such Options and any shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan. Shares of Common Stock which are withheld to pay the exercise price of an Option and/or any related withholding obligations shall not be available for issuance under the Plan.

2. Section 5 of the Plan is hereby amended in its entirety as follows:

Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 16, and prior to the expiration or termination of the Plan. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts.

3. Section 16 of the Plan is hereby amended in its entirety as follows:

Effective Date and Term of Plan. The Plan shall become effective at such time as it has been adopted by the Board (the “Effective Date”). The Plan shall continue in effect until May 27, 2035 unless sooner terminated. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the degree and manner required under the Applicable Laws. Any Stock Right awarded or exercised before stockholder approval is obtained shall be rescinded if stockholder approval is not obtained within the time prescribed, and shares issued on the exercise of any such Stock Right shall not be counted in determining whether stockholder approval is obtained.

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being an Amendment to the Plan, as adopted by the Board on April 26, 2024, and approved by the Company’s stockholders on June 25, 2024.